UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2016

PANERA BREAD COMPANY
(Exact name of registrant as specified in its charter)

Delaware	000-19253	04-2723701
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3630 South Geyer Road, Suite 100 St. Louis, MO		63127
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: 314-984-1000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2016, the Board of Directors (the “Board”) of Panera Bread Company (the “Company”), acting upon the recommendation of the Board’s Committee on Nominations and Corporate Governance, elected two new independent directors to the Board to fill vacancies created on the Board as a result of the increase in the size of the Board: James D. White, former Chairman, President and Chief Executive Officer of Jamba Juice, Inc. and Mark Stoever, President and Chief Operating Officer of Monster Worldwide, Inc. Mr. Stoever was elected as a Class I director with an initial term expiring at the Company’s 2017 annual meeting of stockholders, and Mr. White was elected as a Class II director with an initial term expiring at the Company’s 2018 annual meeting of stockholders.

Mr. White served as the Chief Executive Officer and President of Jamba, Inc. and Jamba Juice Company, a subsidiary of Jamba Inc. and a leading health and wellness brand and leading retailer of freshly-squeezed juice, from December 2008 until January 2016. He also served as a member of the Board of Directors of Jamba, Inc. from December 2008 until January 2016, including as Chairman of the Board of Directors, from May 2010 until January 2016. Mr. White has been a director of Daymon Worldwide, Inc. since February 2010 and its Non-Executive Chairman since January 2016 and has served as a director of DeVry Education Group Inc. since June 2015. He was a director of Hillshire Brands Company from October 2012 until August 2014. Mr. White brings to our Board extensive consumer products, restaurant and senior management experience.

Mark Stoever has been the President of Monster Worldwide, Inc., the parent of Monster, a leading global online employment solution, since October 2015 and as its Chief Operating Officer since November 2014. Mr. Stoever served as an Executive Vice President of Monster Worldwide, Inc. from November 2014 to October 2015 and as Executive Vice President, Corporate Development and Internet Advertising at Monster Worldwide, Inc. from October 2011 until November 2014. Previously, he served as an Executive Vice President of Corporate Development and Strategic Alliances at Monster Worldwide, Inc. from September 2008 to October 2011. Mr. Stoever brings to our Board significant experience in digital technologies, B2C and recruiting and human resource management.

There are no arrangements or understandings between Mr. White or Mr. Stoever and any other person pursuant to which any such person was elected to serve as a member of the Board. There are no transactions in which Mr. White has an interest requiring disclosure under Item 404(a) of Regulation S-K as promulgated under the Securities Exchange Act of 1934, as amended.

As described above, Mr. Stoever currently serves as the President and Chief Operating Officer of Monster Worldwide, Inc. Since January 1, 2015, a third party employment and recruiting marketing agency engaged by the Company has made payments on behalf of the Company of approximately $145,000 to Monster Worldwide, Inc. for advertisement of available jobs at the Company and recruitment related services for the Company. The Audit Committee of the Board intends to review, evaluate and, if appropriate, approve any continuing or future provision of products or services by Monster Worldwide, Inc. to or on behalf of the Company.

Mr. White and Mr. Stoever will receive the same compensation for their service on the Board as received by all non-employee directors of the Company, which is currently (a) an annual fee of $50,000 in cash and (b) annual grants made as of the first business day of the fiscal year for the prior fiscal year’s service comprised of a grant of shares of Class A common stock equal to $32,000 divided by the fair market value of the Class A common stock on the grant date and a fully vested option to purchase shares of Class A common stock equal to 4 times the number of shares of Class A common stock granted. Mr. White and Mr. Stoever will receive a pro-rated portion of such annual compensation for 2016.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANERA BREAD COMPANY

Date:	February 3, 2016	By:	/s/ Louis DiPietro
		Name:	Louis DiPietro
		Title:	Senior Vice President, General Counsel